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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

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On May 30, 2006, Alex Mashinsky and Robert A. Marmon gave a presentation to Institutional Shareholder Services (ISS). Slides for the Presentation are attached hereto.

Alex Mashinsky Robert A. Marmon Presentation to ISS May 30, 2006

Prologue Spoke to Alex after Federal Class Action Law Suit filed and 3rd quarter 2005 results call Agreed "someone needs to do something". Said I did not want to tangle with these folks again recalling their "scorched earth" litigation strategy; and now they had $60 million in cash! Before we would even consider doing anything, we would have to know how others felt. Good/Bad news: seeing just eight people gets us to well over 60% of ownership. Did so: London, Boston, NYC, then phone. Findings: Frustration, anger to hostility.

We Believe We Can Help Arbinet's performance has not lived up to our hopes and expectations. We believe we have unique knowledge and skill sets to help. We do believe changes in direction and strategy can help restore shareholder value. We believe as Directors we can act as catalysts for those changes. We were both there at the beginning and are committed to seeing Arbinet's promise fulfilled.

Alex's Vision What was it? Where did it start? What was written, why and by whom? Over 20 US and worldwide patents To reserve for Arbinet the leadership position in facilitating Alex's predicted convergence of the PSTN, Cellular, and (VO)IP worlds. He saw it coming in 1995 and was writing patents long before it began. Has Alex been recognized internationally as a telecom visionary? When? Where? Summary: What was the essence of Alex's vision? Where is the failure and disappointment?

What Are the "Fixes"? There are three phases: Fix the current business model. Timing: 30 to 45 days 2. Overhaul and redirect sales and marketing efforts to proper targets. Why? Results? Timing: Three months to one year. Try to make up for more than four years wasted by the current Board and Management by implementing the remainder of Alex's technological vision. Why? How? Timing: One to five years.

Alex Warned the Board and Management in 2001; Predicted Current Results but Was Ignored Frustrated by what he saw as the Board's and management's single minded reliance on easy to capture, expensive (50 cents +) voice minutes (just the first prong of his vision) Alex wrote a key Board member on December 1, 2001 stressing his concerns. His saw that the vision documented in the totality of his patents had been abandoned in the quest for easy money. He was still Vice Chairman of the Board and could only sit by and watch it happen. The concepts in just a fraction of his patents were being pursued. "He was just full of 'nutty' ideas".

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged Fact: Arbinet attempts to smear Arbinet's Founder and Visionary with seven year old quotes, but ignores in their submissions what the market has said about their their stewardship: From $29+ to $5.71 per share Quarter after quarter disappointment Loss of $580 million in shareholder value. Nevertheless Arbinet argues that: "... we do not believe that creativity is substitute for competence." We ask: have they demonstrated either?

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) Claim: In December of 1999 Investors lacked confidence in Mr. Mashinsky and sought his replacement as Chief Executive Officer. Fact: By December 1999 Mr. Mashinsky had raised nearly $100 million on his own; there were over 40 members on the Exchange. An IPO was underway and Alex agreed to become Vice Chairman, so the Street would see the appropriate amount of "grey or no" hair. Alex was 34 at the time. It showed insight and understanding, not failure.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) Fact: Immediately after we filed our Proxy, Arbinet eliminated one Class II Director. Hence we can run only two candidates1. Coincidence? Fact: In April 2006 leadership buys 1.7% of the Company for sixteen cents per share. It was legal. BUT, was it ethical? Moral? The right thing to do? Were they thinking about their shareholders who have suffered? Do you want your management behaving this way? ______________________ 1. We could have filed suit in Delaware in protest. Too expensive and time consuming.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) Alex and I have shown our commitment to our fellow shareholders and to the Company: We have put our personal funds and credit where our mouths are. Our group now owns more shares in the Company than top management and all current and proposed Board members combined. We are conducting this expensive proxy effort for two Board seats with our after tax dollars with no guarantee that we will ever be reimbursed. The Company's nominees have the benefit of over $63 million in Arbinet's bank accounts to finance their effort.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) This Board wants you to believe that their skill sets and those of their Nominees are exactly what Arbinet continues to need at this time. Take a hard look at the background of each outside Director and Nominee ask yourself if it makes any sense. Among them you will find skill sets ranging from an accountant with a history major, to a consumer products specialist, to an expert in telecom law, to a CFO of a data recovery company.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) Arbinet's success is based on none of these backgrounds or skills. Its future is directly related to understanding the opportunities and constraints in a "hyper technical" environment and being able to discern how, why, when and where to deploy the extremely rich technical foundation and vision laid out by its Founder. Which of these current "leaders" of the Company has the knowledge base and skill sets to interpret and understand the reason Alex wrote each patent, the order in which he wrote them, and the significance of how they were grouped? A Board without the fundamental skill sets to challenge management's choices about its key factors for success is forced to rely on management's statements and judgments. The Board then is simply along for the ride.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged (Cont'd) But even in Arbinet's case, Directors should be able to read budget variance reports; observe how the market place and Wall Street is reacting and take corrective action. There has been little evidence of corrective action. To the contrary, their filings say "stay the course". We respectfully disagree.

Arbinet's Lack of Candor and Their Distortions Should Not Go Unchallenged In these times of Sarbanes Oxley the Boards and Management of public companies are expected and should be beyond reproach. Not even the appearance of misbehavior should be tolerated. In our opinion Arbinet's Board and Management could do better. Because of the importance of the role the ISS plays in these matters, we would like ensure you have had access to publicly available information of which you may not be aware.

Conclusion It is our opinion, given their performance; the facts outlined and discussed above; their unwillingness or inability to execute the Founder's vision; that it is hard to see how the current Board and Management can convince Wall Street they should be given yet more time. We believe change is needed and we will attempt to be the catalyst for that change. Thank you for your time.